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                       VALUE CITY DEPARTMENT STORES, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (this "Agreement") is made as of this 4th day of December, 2000 (the "effective date"), by and between George Kolber ("Executive") and Value City Department Stores, Inc., an Ohio corporation, its subsidiaries, successors and assigns (the "Company").

                                    RECITALS

         A. The Company desires to employ Executive as Vice Chairman and Chief Executive Officer of the Company.

         B. The Company considers Executive's continued services to be in the best interest of the Company and desires, through this Agreement, to assure his continued services on behalf of the Company.

         C. Executive is willing to become employed by and to remain in the employ of the Company on the terms set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

         1. CONSIDERATION. As consideration for Executive's entering into this Agreement and his willingness to remain bound by its terms, the Company shall employ Executive and provide him with access to certain Confidential Information as defined in this Agreement and other valuable consideration as provided for throughout this Agreement, including in Sections 3 and 4 of this Agreement.

         2.       EMPLOYMENT.

                  (a) POSITION. As long as this Agreement remains in effect, Executive will be employed as Vice Chairman and Chief Executive Officer of the Company, reporting to the Board of Directors and its Chairman. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities.

                  (b) RESTRICTED EMPLOYMENT. So long as Executive is employed under this Agreement, Executive agrees to devote his full time and efforts exclusively on behalf of the Company and its affiliates and to competently, diligently, and effectively discharge Executive's duties hereunder. Notwithstanding the foregoing, it is expressly acknowledged by the Company that Executive serves as an officer of American Eagle Outfitters, Inc. and that such employment will not interfere

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with Executive's employment with the Company. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with Executive's full time employment hereunder and which do not violate the other provisions of this Agreement. Executive further agrees to comply fully with all policies and practices of the Company as are from time to time in effect.

                  (c) TERM. Unless terminated sooner pursuant to Section 9 hereof, the term of Executive's employment shall commence on effective date of this Agreement and continue through the end of the Company's fiscal year 2003 (FY2003), and, at the end of the Initial Term, the term of this Agreement shall be automatically extended for a period of three years, unless either the Company or Executive shall have given written notice to the other at least three hundred sixty (360) days prior to expiration of the Initial Term that the term of this Agreement shall not be so extended.

         3.       COMPENSATION.

                  (a) Commencing on December 4, 2000, Executive's compensation will be at an annual base rate of $900,000 through the Company's first full fiscal year of this Agreement (FY2001) $1,000,000 in the second year (FY2002), and $1,100,000 in the third fiscal year (FY2002), ("Basic Salary"), payable in accordance with the normal payroll practices of the Company.

                  (b) Executive shall be granted 500,000 shares of restricted stock of the Company which shall vest equally on the last day of each fiscal year ending in 2002, 2003, and 2004 provided that the Company has positive income before income taxes (exclusive of extraordinary gains and extraordinary losses) for the fiscal year ended on the date of vesting, and which shall be subject to the terms and conditions set forth in the restricted stock agreement attached hereto as Exhibit A.

                  (c) Executive shall be granted 200,000 options to purchase shares of the Company's common stock that will vest immediately. Executive will also be granted an additional 300,000 options to purchase shares of the Company's common stock which will vest equally on the first, second and third anniversaries of the effective date of this Agreement. The option price for these grants will be the market price established at the effective date of this Agreement. The options granted pursuant to this Agreement shall be subject to the terms and conditions set forth in the stock option agreements attached hereto as Exhibit B. Additional stock options will be negotiated annually in good faith.

                  (d) Beginning for the fiscal year ending February 2, 2002 and in accordance with the Company's Incentive Compensation Plan, Executive will receive an annual cash incentive bonus equal to three percent (3%) of the Company's income before provision for income taxes for the first $50 million of Company income before provision for income taxes and two percent (2%) of the income before provision for income taxes above $50 million. Income before provision for income taxes, as used in this Agreement, shall include all extraordinary gains, but shall exclude all extraordinary losses and any bonuses payable under the Company's Incentive Compensation Plan.

                  (g) Subject to applicable Company policies, Executive will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company. The Company will reimburse Executive for first class round trip travel from Executive's

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home to Columbus and all other business-related destinations. The Company shall also pay all costs associated with Executive's tele-commuting.

                  (h) The Company will reimburse Executive for all reasonable selling and closing costs associated with the sale of Executive's home in the Pittsburgh, Pennsylvania area.

         4. FRINGE BENEFITS. Executive will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during Executive's employment and which are made generally available to all other management employees in like positions. This includes a 401(k) and profit sharing plan, health and medical insurance, and housing and car allowances. It is agreed that the Company will pay any necessary COBRA payments on Executive's behalf due to any break in medical coverage for any reason, including pre-existing conditions.

         5. PUBLIC COMMUNICATIONS. Executive and the Company will agree upon the text and manner of distribution of any public statements concerning Executive's employment under this Agreement.

         6. INSURANCE. As long as Executive is a director or officer of the Company, the Company will use its best efforts to provide directors' and officers' insurance coverage for Executive on terms not less favorable than its existing directors' and officers' insurance policies

         7.       CONFIDENTIAL INFORMATION.

                  (a) As used throughout this Agreement, the term "Confidential Information" means any information Executive acquires during employment by the Company (including information Executive conceives, discovers or develops) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company, its subsidiaries or its affiliated companies.

                  (b) Except in furtherance of the Company's business, Executive shall not at any time, either during or for one (1) year following employment with the Company, make use of, or disclose to any third party, any Confidential Information unless the specific information becomes public from a source other than Executive or another person or entity that owes a duty of confidentiality to the Company. However, Executive may discuss Confidential Information with employees of the Company when necessary to perform his duties to the Company.

                  (c) Upon Employment Separation, Executive shall deliver to the Company all copies, notes, documents or records of any kind that relate to any Confidential Information. As used herein, the term "notes" means written or printed words, symbols, pictures, numbers or formulae. As used throughout this Agreement, the term "Employment Separation" means the separation and/or termination of Executive's employment with the Company, regardless of the time, manner or cause of such separation or termination.

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         8.       NONCOMPETITION AND NONSOLICITATION.

                  (a) By entering into this Agreement, Executive acknowledges that the Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company's business, that the disclosure of the Confidential Information to any of the Company's competitors would cause substantial and irreparable injury to the Company's business, and that any customers of the Company developed by Executive or others during his employment are developed on behalf of the Company. Executive further acknowledges that Executive has been provided with access to Confidential Information, including Confidential Information concerning the Company's major customers, and it's marketing and business plans, disclosure or misuse of which would irreparably injure the Company.

                  (b) In exchange for the consideration specified in Section 1 of this Agreement -- the adequacy of which Executive expressly acknowledges -- Executive agrees that, without the express approval of the Company's Chairman, during his employment by the Company and for a period of twelve (12) months following Employment Separation, Executive shall not, directly or indirectly, as an owner, shareholder, officer, employee, manager, consultant, independent contractor, or otherwise:

                           (i) Attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries or affiliates, with any person who is an employee, customer or supplier of the Company, it subsidiaries or affiliates;

                           (ii) Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers; or

                           (iii) Own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company including, but not limited to the companies expressly set forth on Exhibit C attached hereto; provided, however, that Executive's "beneficial ownership," either individually or as a member of a "group" as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement; provided, however, that Executive may own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is affiliated with or owned by the Company, its parent or any subsidiary or affiliate of its parent as of the date of this Agreement or which


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          becomes such entity anytime hereafter, including American Eagle
          Outfitters, Inc. and its affiliates.

         9.       TERMINATION OF EMPLOYMENT.

                  (a) Termination Upon Death or Disability. Executive's employment will terminate automatically upon Executive's death. The Company will be entitled to terminate Executive's employment because of Executive's disability upon 30 days written notice. "Disability" will mean "total disability" as defined in the Company's long term disability plan or any successor thereto. In the event of a termination under this Section 9(a), the Company will pay Executive only the earned but unpaid portion of Executive's Basic Salary plus the earned but unpaid portion of Executive's bonus, as determined pursuant to Section 3(d) above, for the then current fiscal year pro rated from the beginning of the then current fiscal year through Executive's death.

                  (b) Termination by Company for Cause. An Employment Separation for Cause will occur upon a determination by the Company that "Cause" exists for Executive's termination and the Company serves Executive written notice of such termination. As used in this Agreement, the term "Cause" shall refer only to any one or more of the following grounds:

                           (i) Knowing commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

                           (ii) Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

                           (iii) Willful and continued failure substantially to perform Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, and Executive shall have 30 days to cure, if possible;

                           (iv) Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

                           (v) The clear violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements Executive may from time to time have with the Company, duties, and Executive shall have 30 days to cure, if possible;

                           (vi) The clear violation of the Company's code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

                           (vii) Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with Executive's employment by the Company which causes the Company a substantial detriment.

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                  No act or failure to act shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

                  In the event of a termination under this Section 9(b), the Company will pay Executive only the earned but unpaid portion of Executive's Basic Salary through the termination date.

                  Following a termination for Cause by the Company, if Executive desires to contest such determination, Executive's sole remedy will be to submit the Company's determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company's sole liability to Executive will be the amount that would be payable to Executive under Section 9(d) of this Agreement for a termination of Executive's employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

                  (c) Termination by Executive. In the event of an Employment Separation as a result of a termination by Executive for any reason, Executive must provide the Company with at least 14 days advance written notice ("Notice of Termination") and continue working for the Company during the 14-day notice period, but only if the Company so desires to continue Executive's employment and to compensate Executive during such period.

                  In the event of such termination under this Section, the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the termination date.

                  (d) Termination by Company Without Cause. In the event of an Employment Separation as a result of termination by the Company without Cause, the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the termination date plus the earned but unpaid portion of Executive's bonus, as determined pursuant to Section 3(d) above, for the then current fiscal year pro rated from the beginning of the then current fiscal year through the termination date, and will continue to pay Executive's Basic Salary for the remainder of the then current term of this Agreement set forth in
Section 2(c) above (the "Severance Period"); provided, however, any such payments will immediately end if (i) Executive is in violation of any of his obligations under this Agreement, including Sections 7 and/or 8; or (ii) the Company, after Executive's termination, learns of any facts about Executive's job performance or conduct that would have given the Company Cause, as defined in Section 9(b), to terminate Executive's employment. For purposes of this Agreement, any "pro-rated" bonus amounts due Executive shall be determined by dividing the number of days Executive was actively employed within the fiscal year by 364 days, then multiplying the result against the fiscal year's bonus calculation.

                  (e) The nonsolicitation/noncompetition periods described in
Section 8 of this Agreement shall be suspended and subject to extension while Executive engages in any activities in

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breach of this Agreement. In the event that a court grants injunctive relief to the Company for Executive's failure to comply with Section 8, the nonsolicitation/noncompetition period shall begin again on the date such injunctive relief is granted. Nothing in this section shall relieve Executive of his obligations under Section 8.

                  (f) Nothing contained in this Section 9 shall be construed as limiting Executive's obligations under Sections 7 and/or 8 of this Agreement concerning Confidential Information, or Noncompetition and Nonsolicitation.

         10.      REMEDIES; ARBITRATION.

                  (a) Executive hereby agrees that any disputes under Sections 7 and/or 8 shall not be subject to arbitration. If Executive breaches Sections 7 and/or 8, the damage will be substantial, although difficult to quantify, and money damages may not afford the Company an adequate remedy; therefore, if Executive breaches or threatens to breach Sections 7 and/or 8, the Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

                  (b) Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with the Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This section shall survive the termination or expiration of this Agreement.

                           (i) Arbitration shall be held in Columbus, Ohio,
and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provisions(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

                           (ii) Any claim or controversy not sought to be
submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

                           (iii) The arbitrator shall be entitled to award
expenses, including the costs of the proceeding, and reasonable counsel fees.

                           (iv)  The parties hereby  acknowledge that since
arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative

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agency concerning breaches of this Agreement, except as otherwise provided herein in Section 10, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

         11. INDEMNIFICATION. The Company will indemnify, defend and hold Executive harmless for and against any liabilities arising from or relating to this Agreement.

         12. NO WAIVER. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company's right to enforce such provision or any other provision at a later time.

         13. SAVING. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision of any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

         14. NO LIMITATION. Executive acknowledges that his employment with the Company may be terminated at any time by the Company or by Executive with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on Executive by law.

         15. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

         16. FINAL AGREEMENT. This Agreement replaces any existing agreement between Executive and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both Executive and a duly authorized representative of the Company.

         17. FURTHER AGREEMENTS. The parties to this Agreement will execute, or cause to be executed, any further agreement(s) necessary to effectuate the terms of this Agreement.

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         18. FURTHER ACKNOWLEDGMENTS. EXECUTIVE ACKNOWLEDGES THAT HE HAS
RECEIVED A COPY OF THIS AGREEMENT, THAT HE HAS READ AND UNDERSTOOD THIS AGREEMENT, THAT HE UNDERSTANDS THIS AGREEMENT AFFECTS HIS RIGHTS, AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       VALUE CITY DEPARMENT STORES, INC.

                                       By:/s/ Jay L. Schottenstein
                                          ------------------------
                                              Jay L. Schottenstein,
                                              Chairman

                                       EXECUTIVE:



                                       /s/ George Kobler
                                        ---------------------------
                                       George Kolber

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                                    EXHIBIT A

                           RESTRICTED STOCK AGREEMENT


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                                    EXHIBIT B

                             STOCK OPTION AGREEMENT


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                                    EXHIBIT C

                           LIST OF COMPETING COMPANIES

Ross Stores, Inc. and its affiliates

The TJX Companies, Inc. and its affiliates